EXHIBIT 15.1

To the Board of Directors and Shareholders of Bath & Body Works, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Bath & Body Works, Inc. for the registration of 500,000 shares of its common stock of our reports dated June 3, 2021, September 2, 2021, and December 3, 2021 relating to the unaudited condensed consolidated interim financial statements of Bath & Body Works, Inc. (formerly known as L Brands, Inc.) that are included in its Forms 10-Q for the quarters ended May 1, 2021, July 31, 2021 and October 30, 2021.

/s/ Ernst & Young LLP

Grandview Heights, Ohio

February 10, 2022